CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 239 to File No. 033-42484; Amendment No. 240 to File No. 811-06400) of our report dated June 28, 2014, on the financial statements and financial highlights of the Cambiar Opportunity Fund, Cambiar International Equity Fund, Cambiar Small Cap Fund, Cambiar Aggressive Value Fund, Cambiar SMID Fund, and Cambiar Global Select Fund (six of the series of The Advisors' Inner Circle Fund), included in the April 30, 2014 Annual Report to shareholders.



Philadelphia, Pennsylvania
August 26, 2014